Exhibit 10.21

Letter of Intent dated 20th Day of January 2009

Between : Vegiesafe LLC a Limited Liability Company registered in New York whose address is 126 Fifth Avenue 4th Floor New York, NY 10011-5629 USA ("Vegiesafe") and Between Pimi Agro CleanTech Ltd. a company registered in Israel whose address is POB 107 Kibutz Alonim, Israel ("Pimi").

Whereas
Pimi developed Stabilized Hydrogen Peroxide (STHP) ("The Product") and a storage protocol ("the Storage Protocol") used in the treatment of fruits and vegetables in storage and has filed for patent registrations for such applications and formulations;

And Whereas
Pimi has registered patents and patents application for the Product and the Storage Protocol (hereinafter the Product and Storage Protocol are collectively referred to as the "Technology") in various countries among them the USA.  The patents, patent applications and all enhancements, improvements, derivatives and additions thereto, whether now in existence or created in the future are hereinafter referred to as the Patents. Set forth in Exhibit A attached hereto is a list of the registered Patents and applications.

And Whereas	Pimi has introduced the Technology for use in storage of potatoes.

And Whereas	Pimi is active currently in Europe and Israel and desires to expand and start activity in the US, Canada and Mexico.

And Whereas
Vegiesafe and its affiliated companies are marketing, brand and product development companies which do business with mass-market retailers and supermarket stores in the US such as Wal-Mart ("WM"), Target and others.

And Whereas
Vegiesafe has represented to Pimi that its affiliated companies have relationships with WM and other mass-market retailers and major supermarket chains in North America ("Retailers") and will seek to build a business for CIPC free potatoes and potato products using the Technology for the Retailers.

And Whereas	The parties have agreed to cooperate in the development and expansion of Pimi activities in the US.

Now it has been Declared and Agreed between the Parties:

1.	Preamble and Appendices

1.1	The Preamble and appendices to this LOI is one and integral part of it.

1.2	The headings of the section are for convenient only and would not serve for interpretation to this LOI.

2.	Incorporation a US Subsidiary by Pimi

2.1	Pimi intends to incorporate a fully owned subsidiary in the US ("NEWCO" or "NC") which might be the main vehicle for Pimi activities in the US.

2.2	Pimi will grant to NC licenses for the use of the under the Patents. The licenses for the US will be an exclusive license and the licenses for Canada and Mexico will be non-exclusive.

3.	The Joint Venture between the Parties

3.1
On or before January 15, 2009 NC or Pimi and Vegiesafe will enter into a joint venture agreement ("JV Agreement") incorporating the terms and conditions set forth in this LOI  ("The Joint Venture"). The Joint Venture will be in the form of an American LLC or partnership as the parties will agree. The LLC or the partnership will be incorporated when the Joint Venture will commercially justify it. In the event a JV Agreement is not entered into by February 15, 2009, the terms of this LOI and the terms stated herein to be set forth or provided in the JV Agreement shall constitute the parties JV Agreement.

3.2
In the event any Retailer, any fast-food chain or any major packaged, frozen or snack food marketers or any major or national vegetable (or fruit) growers and major or national distributors (all collectively referred to herein as "Distributor"), in the US (such Distributors, being subject to the mutual approval of Vegiesafe and Pimi, which approval shall not be unreasonably withheld) expresses an interest in launching CIPC free potatoes or CIPC free potato products at any Retailer or by any Distributor by requesting its supplier/s to use the Technology  for  potatoes or potato products, in order to produce or to supply CIPC free  potatoes or CIPC free  potato products for its consumption, such request hereinafter referred to as a "Trigger Event". The Parties will continue to operate the Joint Venture under the terms hereof and the JV Agreement, so long as such Trigger Event occurs prior to December 31, 2009.

4.	Scope of the Joint Venture

4.1
The Joint Venture will market, sell and distribute the Technology throughout of the USA on an exclusive basis, and throughout Canada and Mexico on a non-exclusive basis. The Technology will be distributed under the Trademark/s or such other name/s as shall be mutually agreed upon by the Parties as well as under Earthbound LLC’s (“EB”), an affiliated company of Vegiesafe umbrella brand known as "Galapagos".

4.2
The Joint Venture will have exclusivity for marketing, sales and distribution of the Technology for treatment and storage of potatoes in the USA subject to Section 4.3 below. Treatment and storage of other fruits and vegetables will be added to the Joint Venture in the future based upon the milestone and vision set forth in Exhibit B.

Notwithstanding the above, the Parties agree that opportunities may come along with respect to other fruits and vegetables.  The Parties mutually agree that when these opportunities come along, the Parties will decide together whether or not to include such additional categories within the scope of this Agreement.

The Joint Venture will also market, sell and distribute the Technology for treatment and storage of potatoes in Canada and Mexico, but not on an exclusive basis.

4.3	The exclusivity of the Joint Venture will be subject to fulfillment of certain milestones of annual sales set forth in the Exhibit C.

In case such milestones are not achieved, either party will have the right, but not the obligation to terminate the Joint Venture's exclusivity.

4.4
The Joint Venture will relate initially to process potatoes such as, French-Fries, Chips and fresh table potatoes. Once the Joint Venture has achieved the milestones set forth in Exhibit B, the Joint Venture's rights will be extended to other fruits and vegetables by mutual agreement, taking into account resources, funds availability, and vision for such expansion.  Vegiesafe acknowledge that Pimi is in R&D stages for other usages of the Technology such as soil treatment and disinfection, and grain treatment and other potential solutions and usages which are not part of the LOI/Agreement.

5.	Parties share in the Joint Venture and its Management

5.1
The parties' share in the Joint Venture will be: NC 70%, Vegiesafe 30% of all net revenues.  "Net revenues": will include all sums received for the Technology regardless of whether such sums are paid in the form of a royalty or payment for the sale of the Products or use of the Storage Protocol less any cost and expenses relating to achieving the revenues.

5.2
The Joint Venture will have a board of directors.  Pimi will be entitled to have two directors and Vegiesafe will be entitled to have one director.  Notwithstanding the above, all decisions regarding expenditures of Company funds relating only to the first investment of the $250,000 will require unanimous approval of the Board. Notwithstanding the above, expenses relating to the EPA approval of up to $100,000 as set forth in Exhibit E, efficacy tests/demonstration room/s of up to $50,000, and travel expenses to the US of Pimi staff or to Israel by Vegiesafe or the staff of its affiliated companies for working session of up to $50,000 will be considered as approved in advance, and will not require additional approval of the Board of the JV.

5.3
At such time as the activities of the Joint Venture warrant and upon mutual agreement of the Parties, the Joint Venture will employ a CEO and/or such other employees as may be necessary for the successful operation of the Joint Venture, including without limitation an agronomist who will be in touch with the customers in the USA.

5.4	The Parties will have a meeting every quarter to review the business of the Joint Venture. Such meeting may be in person or by conference call.

6.	Pimi/NC Responsibilities.

6.1	NC and Pimi responsibilities and missions under the Joint Venture are as follows:

6.1.1
Pimi/NC will give sub license to the Joint Venture for the use of the Technology, and all other intellectual property and know-how including any research and development relating to the formula and any new product developed ("IP") for the term of the Joint Venture.

6.1.2
Training of core personnel and technical support required for the activity in the US, until the Joint Venture will engage sufficient personnel who will take upon itself the technical support for the installation and the treatment and Storage Protocol.

6.1.3	Receiving of all approvals and consents required for the activity of the Joint Venture in the USA.

6.1.4	Installation of the initial trials and demonstration rooms.

6.1.5
Pimi, its owners, officers, and managers agree (i) they will not, directly or indirectly, initiate contact with any Retailer or Distributor for the purpose of proposing or soliciting a license, sales, or other agreement for any Products or the Technology that are exclusive to the Joint Venture hereunder, and (ii) if contacted by any such Retailer or Distributor, Pimi will refer such Retailer or Distributor to Joint Venture.  In the event of a violation of this paragraph by Pimi, the Parties agree that the measure of Vegiesafe's damages will be based on its share of net revenue set forth in Paragraph 5.1.

7.	Vegiesafe Responsibilities:

7.1	Vegiesafe responsibilities and missions under the Joint Venture are as follows:

7.1.1	Marketing and sales activities of the Joint Venture.

7.1.2
Seeking to have a Retailer and/or major Distributor in the US, which will be mutually agreed upon by the parties, to start treatment of a line of CIPC free potatoes or CIPC free potato products, by recommending its producer/s and/or supplier/s to manufacture and supply such CIPC free potatoes or CIPC free potato products; and following up with a line of products for extending shelf life of fruits and vegetables with CropDefender, Pimi products and other products treated by or that include the Technology.  Such next step will be discussed and mutually agreed upon by the parties once the milestones set forth In Exhibit B have been achieved.

7.1.3	Assisting with the allocation of required personnel for the Joint Venture.

8.	Services and Goods provided by the Parties to the Joint Venture

8.1	All services provided to the Joint Venture by any party will be charged to the Joint Venture at cost basis.

8.2	Pimi will sell the Products to the Joint Venture on cost basis including but not limited to any external work done and transportation.

9.	Financing the Joint Venture

9.1
Vegiesafe will invest in the Joint Venture an aggregated amount of $250,000 which will be used for expenses reflected in a budget prepared for the Joint Venture and approved by Vegiesafe and Pimi.  The budget shall include such items as EPA approval, flights, accommodations, legal/accounting and first Potato treatments tests, etc. The above sum will be provided on an as required basis according to a working quarterly budget prepared by NewCo or Pimi and as shall be determined by the board of directors of the Joint Venture in accordance with section 5.2 above. Vegiesafe will deposit $40,000 with Pimi on or before January 26, 2009 which will be an advanced of the above amount out of which the sum of $12,400 which Pimi has already expended will be reimbursed to Pimi.  Once this amount has been used Vegiesafe will deposit additional amount of $40,000 and so forth. Decision as to costs and expenses relating to the expending the above investment will be taken by mutual consent.

9.2	The Joint Venture will open a bank account when practical. Signature rights in the Joint Venture bank account will be as decided by the Joint Venture Board of Directors.

9.3
Any additional investment in excess of the $250,000 set forth in section 9.1 above shall be contributed by the parties to the Joint Venture upon the mutual consent of the parties taking into account the Joint Venture's business and needs and will be paid to the Joint Venture as follows:  70% to be paid by Pimi and 30% to be paid by Vegiesafe.

9.4
Breach by Vegiesafe of its obligation to invest under section 9.1 above, will be considered a fundamental breach of this LOI and/or the JV Agreement and will enable Pimi or NC to terminate the JV Agreement or this LOI by an advance written notice to Vegiesafe of its default under which it will provide Vegiesafe with a period of 15 days from the date of receipt of Pimi or NC’s notice to cure its default of payment of any of the installments payable under section 9.1. In case of termination in the above circumstance Vegiesafe will not be entitled to receive any compensation or the consideration under section 11.4 herein under.

9.5	A breach by Vegiesafe of its obligations to invest in the Joint Venture under section 9.1 above shall not affect EB’s rights with respect to EB’s investment in Pimi under Section 10.

10.	Vegiesafe investment in Pimi

10.1
EB, an affiliate of Vegiesafe will invest directly in Pimi Agro CleanTech Ltd $300,000 at a valuation of $8M pre-money ("EB Investment") for 226,642 Ordinary Shares of 0.01 NIS each representing 3.61% of the issued capital of Pimi at the time of investment. The investment will be paid to Pimi in tranches as follows:  first tranche of $60K will be paid on the 15th of March 2009.  The balance of $240,000 will be paid in four installments as follows: $60,000 on the 15th June, 2009, $90,000 on 15th of September, 2009 and $90,000 on the 15th of January 2010.  EB will receive the allocated shares pro rata to the EB Investment against each payment of the EB Investment. Attached to this LOI as Exhibit D is the Term Sheet for EB investment in Pimi.

10.2
In the event Pimi raises funds from a VC, or from an institutional investor ("The Outside Investment"), or will issue shares in an IPO, for a valuation which is higher than $8Million then EB will have the option to pay the balance of the EB Investment prior to the funding of the Outside Investment. If EB, in its sole discretion elects not to pay the balance of the EB Investment at such time, it will then lose its right to pay the balance of the EB Investment and will not receive the balance of the shares, and will be left only with those shares that have been already allocated under paragraph 10.1 above.

10.3
In case that prior to the first payment of the Investment by EB, there will be a conversion of the shares of Pimi to shares in a US company, as a part of the plan to register the shares of the US company on the NASDAQ OTC/BB, then instead of shares in Pimi, EB will receive shares in the US company at the same rate of conversion which applies to all other holders of the Ordinary Shares 0.01 NIS each of Pimi.

10.4
Breach by EB of its obligation to invest in Pimi under section 10.1 above, will be considered a fundamental breach of this LOI and/or the JV Agreement by Vegiesafe and will enable Pimi or NC to terminate the JV Agreement or this LOI by an advance written notice to Vegiesafe of its default and providing Vegiesafe with a period of 15 days from the date of receipt of Pimi or NC’s notice to cure its default of payment of any of the installments payable under section 10.1. In case of termination in the above circumstance Vegiesafe will not be entitled to receive any compensation or the consideration under section 11.4 herein under.

11.	Termination of the LOI or the Joint Venture

11.1
Either Party shall have the right to terminate this LOI and/or the Joint Venture and the JV Agreement if the Trigger Event, as that term is defined in Section 3.1, does not occur by December 31, 2009. Notice of the exercise of the right to terminate this LOI and/or the Joint Venture and the JV Agreement shall be sent to the other party as provided in Section 17 within 60 days after December 31, 2009.  In the event of a termination as provided in this Section 11.1, Vegiesafe acknowledges that its investment made in the Joint Venture will not be returned, except for its investment which was used for acquiring the EPA approval for registration of the Technology in the US including without limitation the expenses set forth in Exhibit E including expenses added to the EPA registration budget after the date hereof and such additional direct expenses associated with EPA registration if actually incurred.

11.2
Pimi and/or NC shall have the right but not the obligation to terminate the exclusivity of the Joint Venture, if the milestones set forth in Exhibit C (“Milestones”) are not achieved. If, however, good faith negotiations with Retailers or Distributors, that are, in both parties good faith determination, reasonably expected to achieve the Milestones are ongoing at the time of any Milestone deadline, the parties will discuss the potential of such negotiations and give consideration to such negotiations prior to terminating the exclusivity of the Joint Venture for failure to achieve a Milestone.

11.3	Upon termination of the Joint Venture the Technology and EPA approval and any other license or consent, will remain the sole property of Pimi and/or NC.

11.4
Upon termination of the Joint Venture NC or Pimi, if NC has not been formed will continue to pay Vegiesafe its share of revenue from the sales as agreed under the JV Agreement as long as Vegiesafe continues to provide services required under any agreement to which it is a party.

11.5
Upon termination of the Joint Venture, all rights in and to EB's Galapagos brand and such customized trademark, other than the actual Licensed Mark used in conjunction with the Products, will belong exclusively to EB.  Pimi and/or NC shall own all right, title and interest in and to the underlying Technology, IP, and to the underlying artwork in the brand collateral produced by the Joint Venture, including but not limited to, any Product specifications, copyrights, names, seals, logos and artwork developed in connection therewith, Pimi agrees it will not use, either during or after the term of this LOI or the JV Agreement, any intellectual property, including but not limited to artwork and designs, created by Vegiesafe using or connected to the Technology or Licensed Mark for any purpose outside the scope of this LOI or the Joint Venture without the prior written consent of Vegiesafe upon such terms as are agreeable to Vegiesafe .

12.	Confidentiality and non Compete

12.1	The parties will keep their relationship confidential unless mutually pre-agreed in writing or required under any court order and or law or regulations of the USA or Israel.

12.2
Any information disclosed by one Party to the other under this LOI or in connection with the Joint Venture will be kept confidential and will be used only for the mutual benefit of the Parties in furtherance of the purpose of the Joint Venture.

12.3	Vegiesafe will not be involved in any other solution for fruit and vegetables that directly competes with the Technology for five (5) years after termination of this LOI or the Joint Venture.

12.4
During the term of this LOI and the JV Agreement, neither party shall engage in any independent business enterprise in the US without the other in connection with any business enterprise that sells, promotes or markets products that are competitive with the Technology. Notwithstanding anything to the contrary set forth above, nothing contained herein shall preclude Vegiesafe from entering into a business relationship with Vego LLC which is extending shelf life for processed fruit and vegetables.  Vegiesafe shall be permitted to enter into any business relationship with Vego LLC even if the subject matter of such business competes with the Technology or other Pimi Products subject to Vego LLC not using the Technology.

12.5
 The Parties agrees not to solicit the other Party's employees to work directly or indirectly for them or hire any former employees of the other Party for a period of three (3) years after the former employee's employment terminated.

12.6	The provisions of this Section 12 shall survive the termination of this LOI.

13.	Sale of Brand or Pimi.

The Joint Venture Agreement will provide the in case of sale of the JV or the JV operations relating to fruit and vegetables by NC or Pimi, PIMI’s share will be 70% and Vegiesafe’s share will be 30% of the consideration of such sale, provided the Trigger Event has occurred. The above entitlement is only in case that Vegiesafe has not received consideration for its part in the JV directly which is intended to represent 30% of the total consideration for such sale.

14.	Goodwill.

14.1
The Parties acknowledge that any intellectual property, including but not limited to artwork and designs, created by Vegiesafe using or connected to the Technology or Licensed Mark is created for the mutual benefit and profit of the Joint Venture.  Vegiesafe  retains the perpetual right to use, solely as an historical example of its advertising, any advertising and promotional materials produced by or for Pimi or the Joint Venture hereunder which incorporate the Licensed Mark, provided that such use will be exclusively for award consideration and non-commercial internal and portfolio purposes.

14.2
Pimi acknowledges that the Galapagos brand is solely the property of EB.  Pimi shall not, at any time, regardless of the duration of this LOI, dispute or contest, directly or indirectly, EB's ownership of the Galapagos brand.  Pimi recognizes the value of the goodwill associated with the Galapagos brand and agrees that all rights in the Galapagos Brand and goodwill associated with it, including all goodwill generated by use of the Galapagos brand in connection with the sale of the Technology belong to EB.  Pimi acknowledges that any intellectual property created by EB using the Galapagos brand is created for the exclusive benefit and profit of EB.  Pimi agrees it will not use, either during or after the term of this LOI or the JV Agreement, for any purpose, any intellectual property, including but not limited to artwork and designs, created by Vegiesafe using or connected to the Galapagos brand.

15.	Arbitration

Parties agree that any controversy or claim arising out of or relating to this LOI, the Joint Venture or the JV Agreement or any breach or alleged breach of the provisions of this LOI or the JV Agreement, shall be settled by arbitration submitted to the American Arbitration Association, to be conducted, in New York City, New York, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.  The arbitration shall be conducted in accordance with the then current commercial rules of the American Arbitration Association.

In the event of the actual or threatened breach of this LOI or the JV Agreement, the non-breaching Party shall be entitled to a preliminary restraining order or injunction restraining the breaching Party from violating its provisions.  Nothing contained in this LOI or the JV Agreement shall be construed to prohibit the non-breaching Party from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages.  Any recourse by a Party to a court for interim or provisional relief shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

16.	Reports and transparency

NC, Vegiesafe and Pimi will report to each other on any meeting, and/or connection and/or relations with Retailer or Distributor as well as potential Retailer or Distributor, as well as any technical data or trials made in the US or Canada or Mexico, and any other territory.

17.	Joint Venture/Joint Venture Agreement

17.1	The parties will instruct their lawyers to work on a JV Agreement which will incorporate and reflect the terms and conditions of this LOI.

17.2
The parties will use their best commercial efforts to complete and sign the JV Agreement by no later than February 15, 2009. If the JV Agreement is not signed by January 15, 2009 this LOI shall be the JV Agreement.

18.	Notices

All notices and other communications pursuant to this LOI shall be sent by telefax with confirmation or by overnight courier service to the other Party at the address stated above.  Each Party's address may be changed by notice to the other party in accordance with this Paragraph.

Any and all notices sent to Vegiesafe shall also require that a copy be sent to Kamerman & Soniker P.C., 470 Park Avenue South, 12th Floor South, New York, New York 10016 fax 212-400-4935.  Any and all notices sent to Pimi shall also require that a copy be sent to Advocate Eitan Shmueli, Sadot & Co Law offices of 12 Abba Hillel St. Ramat-Gan, Israel fax 972-3-6122377.  In the event of delivery by overnight courier, the date of delivery is deemed to be the next business day (two business days for international delivery) after deposit to the overnight courier.  In the event of delivery by confirmed telefax, the date of delivery is deemed to be the date of transmission if transmission occurs before 4:00 PM at the location of receipt of the notice, otherwise the next business day.

19.	Execution/Counterparts.

This LOI (or any subsequent amendment or addendum thereto) may be executed in counterparts by the Parties with each such counterpart then being considered one and the same and all of which shall constitute one and the same agreement.  A signed e-mail or telefaxed copy of this LOI (or any subsequent amendment or addendum thereto) shall have the same force and effect as an original signed copy of this LOI.

In witness whereof the Parties have signed this LOI on the 20th of January 2009.

/s/ JD                                                                /s/ Eitan Shmueli
Vegiesafe LLC.                                               Pimi Agro Cleantech
Jack Deweck                                                   Eitan Shmueli ADV
                1/22/09                                                             Alon Carmel, Chairman

EB's consent

We the undersigned Earthbound LLC agree to terms of this LOI and to be bound by the terms of section 10 above. We also agree to grant the JV and/or Pimi and/or the NC the right to use our brand name "Galapagos" pursuant to the terms of this LOI and for the purposes of the JV, as long as the JV or the partnership under it will be in force, free of any charge and without any consideration to us.

Earthbound LLC

By : ___________________________________

Signature: _______________________________

Date: __________________________________

Exhibit A ________________________________

Patents and Patent Applications

COUNTRY	Patent Register No.	Application No.	Status
U.S.A	6,797,302; 6,946,155; 7,147,872		Granted
Canada		2,338,718	Pending

Exhibit B

Milestones for other fruits and vegetables to be added

The Joint Venture has achieved sale target of 300,000 tons potatoes using the Technology.

Vision:

Vegetables: Cabbage, Onions, Mushrooms, Sweet Potatoes, carrots, Broccoli cauliflower.

Fruits: Citrus, Apples , Pear, Peach.

Priority will be decided according to market information and demand as well as product development.

Exhibit C

Milestones to maintain exclusivity:

1.	Trigger Event until December 31, 2009.

2.	Entering a CIPC free branding program with 2 Retailers or Distributors before crop season started Sep 2010.

3.	Treatment of 150,000 tons of potatoes in season which starts on Sep. 2011.

4.	Treatment done to 350,000 tons of potatoes in season starts on Sep. 2012.

Exihibit D

Term Sheet and POA